EXHIBIT 10.16

TESORO CORPORATION
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

As previously disclosed, during 2011 and the first portion of 2012, the Company's director compensation program has provided for an annual retainer of $220,000, payable 50% in cash and 50% in phantom stock (cash denominated units which track the Company's stock price) that must be deferred for a minimum of three years before it may be distributed to a director. In addition, the Chairman of the Board and Committee Chairs were entitled to the following annual amounts: Board Chair -- $200,000; Audit Committee Chair -- $20,000; Compensation Committee Chair, Environmental Health & Safety Committee Chair and Governance Committee Chair -- $15,000.
Effective August 1, 2012, the Board of Directors adopted changes to the director compensation program to increase equity-based portion of the annual compensation by $15,000. In addition, the Board determined that beginning January 1, 2013, (a) all deferrals into deferred phantom stock would cease and the equity portion of the annual retainer would be granted in the form of restricted stock units. On October 31, 2012, the Board granted each of the non-employee directors an award of 1,271 restricted stock units (“RSUs”) representing the right to receive shares of common stock, with dividend equivalent rights, to compensate each director for (a) the pro-rata portion of the additional $15,000 in annual equity compensation for the period from August 1, 2012 through December 31, 2012, and (b) the pro-rata portion of the $125,000 annual equity retainer for the period from January 1, 2013 through April 30, 2013. The RSUs will vest one year from the date of grant. It is anticipated that future grants of RSUs to satisfy the equity portion of the annual retainer will be made in connection with the Annual Meeting of Stockholders, which is typically held in early May.
In addition, the Board of Directors eliminated the sign-on equity award historically granted to new members of the Board of Directors.